UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

July 6, 2009
Date of Report (Date of earliest event reported)

FIRST COMMUNITY BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-19297	55-0694814
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 989 Bluefield, Virginia	24605-0989
(Address of principal executive offices)	(Zip Code)

(276) 326-9000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed, First Community Bancshares, Inc. (the “Company”) entered into amended and restated employment agreements with each of Robert L. Buzzo, Vice President of the Company and President of the Company’s wholly owned subsidiary, First Community Bank, N.A. (the “Bank”), and E. Stephen Lilly, Chief Operating Officer of the Company.  Messrs. Buzzo’s and Lilly’s employment agreements amend and restate their previous employment agreements that were entered into on October 7, 2002.  Messrs. Buzzo’s and Lilly’s amended and restated employment agreements, which are filed with this Current Report on Form 8-K as Exhibits 10.1 and 10.2, respectively, do not materially change the scope or amount of benefits these employees are entitled to receive under their previous agreements, but may affect the time and form of payment.  These changes were made primarily to address Section 409A of the Internal Revenue Code (the “Code”) and certain restrictions contemplated by Section 111 of the Emergency Economic Stabilization Act of 2008, as amended (“EESA”).

In addition, as previously disclosed, the Bank entered into employment agreements with each of Gary R. Mills, Chief Credit Officer of the Bank, Martyn A. Pell, Senior Vice President – Finance of the Bank, and Robert L. Schumacher, General Counsel of the Bank.  The employment agreements entered into with Messrs. Mills, Pell, and Schumacher are filed with this Current Report on Form 8-K as Exhibits 10.3, 10.4 and 10.5, respectively.

Each of the above referenced agreements has similar material terms except as identified below.  The description of these terms in this Current Report on Form 8-K is qualified by reference to the actual employment agreements filed herewith.  The terms of employment under the agreements are generally for a period of three-years, except that Messrs. Mills’ and Pell’s term of employment is for two years, beginning on January 1, 2009, with annual renewals contemplated for a rolling three-year period (two-year period for Messrs. Mills and Pell) or until the employee’s employment is terminated by his employer or the employee resigns.  Under their respective agreements, the base salary per year for each of Messrs. Buzzo, Lilly, Mills, Pell, and Schumacher is $217,800, $235,000, $172,000, $115,000, and $172,000, respectively.  In addition to the terms of Messrs. Buzzo’s and Lilly’s agreements, as indicated above, the terms of Messrs. Mills’, Pell’s, and Schumacher’s agreements are subject to certain restrictions of EESA.

The agreements generally provide that the employee is eligible for the Company’s or Bank’s, as applicable, employee benefit plans and other benefits in the same manner as and to the same extent as the Company’s or Bank’s other members of senior management.  The agreements also provide that the employee will generally receive severance benefits consisting of his then current salary and benefits for a period of the greater of 30 months after termination (18 months for Messrs. Mills and Pell) or the balance of the existing employment term if, prior to the agreement’s expiration, the employees employment is terminated by his employer for any reason other than “cause” (as defined in the applicable agreement) or the employee is provided notice by his employer of nonrenewal of the agreement.  If either the employee or his employer terminates his employment due to a change in the ownership or control (as defined in the applicable agreement) of the Company or Bank, as applicable, within two years following such a change in ownership or control, the agreements provide for a severance payment equal to 2.99 times current salary in the cases of Messrs. Buzzo, Lilly and Schumacher and 2.0 times current salary in the cases of Messrs. Mills and Pell.  Payment of the employee’s severance and post-termination benefits would, to the extent required by Section 409A of the Code, be delayed for a period of six (6) months after termination of employment with the Company or Bank, as applicable.

The agreements also contain a covenant not to compete during the employee’s employment term and for a period of thirty-six (36) months after termination of employment as further detailed in each agreement and a non-solicitation provision.

Item 9.01	Financial Statements and Exhibits

(d)	The following exhibits are included with this report:

	Exhibit No.	Exhibit Description

	10.1	Amended and Restated Employment Agreement dated December 16, 2008, between First Community Bancshares, Inc. and Robert L. Buzzo.
	10.2	Amended and Restated Employment Agreement dated December 16, 2008, between First Community Bancshares, Inc. and E. Stephen Lilly.
	10.3	Employment Agreement dated December 16, 2008, between First Community Bank, N.A. and Gary R. Mills.
	10.4	Employment Agreement dated December 16, 2008, between First Community Bank, N.A. and Martyn A. Pell.
	10.5	Employment Agreement dated December 16, 2008, between First Community Bank, N.A. and Robert L. Schumacher.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST COMMUNITY BANCSHARES, INC.

Date:	July 6, 2009	By:	/s/ David D. Brown
David D. Brown
Chief Financial Officer